                      Exhibit 99.1

Lifetime Brands, Inc. Reports Third Quarter 2012 Results

Declares Quarterly Dividend of $0.025 per Share

GARDEN CITY, NY, November 8, 2012 – Lifetime Brands, Inc. (NasdaqGS: LCUT), a global provider of branded products used to prepare, serve and consume foods in the home, today reported its financial results for the quarter ended September 30, 2012.

Net sales for the three and nine months ended September 30, 2012 were $128.1 million and $332.0 million, respectively. Net sales grew by 2.7% and 8.2% compared to the corresponding periods in 2011. Net sales increased as a result of the inclusion of the net sales of Creative Tops, acquired in November 2011, and a strong increase in sales of Kitchenware products, offset by a decrease in demand for Tabletop and Home Solutions products.

Gross margin percentage for the three months ended September 30, 2012 was 35.1%, as compared to 35.5%, in the corresponding period in 2011. Gross margin for the nine months ended September 30, 2012 and for the corresponding period in 2011 was 36.4%.

Net income for the three months ended September 30, 2012 decreased to $3.9 million, or $0.30 per diluted share, from $7.5 million, or $0.60 per diluted share, in the corresponding 2011 period. For the nine months ended September 30, 2012, net income decreased to $5.8 million, or $0.45 per diluted share, from $8.6 million, or $0.69 per diluted share, in the corresponding 2011 period.

Adjusted net income for the quarter was $5.1 million, or $0.40 per diluted share, as compared to $6.6 million, or $0.52 per diluted share, in 2011.   Adjusted net income for the nine month period was $7.6 million, or $0.60 per diluted share, as compared to $7.7 million, or $0.62 per diluted share, in 2011. Adjusted net income in each of the 2012 periods excludes intangible asset impairment, a loss on early retirement of debt related to the repayment of the Company’s Term Loan, an expense related to retirement benefit obligations and acquisition related expenses.  Adjusted net income in the 2011 periods excludes the equity earnings from an entity that discontinued the sale of products in late 2011 and acquisition related expenses and includes adjustments to reflect a normalized annual tax rate.

Jeffrey Siegel, Chairman, President and Chief Executive Officer said,

“I am pleased to report that our core Kitchenware products category performed well during the quarter, as it has all year; reflecting increases in our Kitchen Tools & Gadgets and Kitchen Cutlery & Cutting Board product lines, and strong gains in Cookware, driven by the introduction our new Guy Fieri® cookware line.

“These gains were offset by declines in our Tabletop and Home Solutions product categories. Sales of tabletop products were negatively impacted by several factors, including a decision to restrict sales of Mikasa-branded dinnerware to customers that maintain and primarily sell through brick and mortar facilities and the well-publicized problems at a major retailer that traditionally had been a significant customer of our tabletop products.

“As previously noted, we are transitioning some of our home décor business to higher quality branded products sold under our Mikasa® and Pfaltzgraff® brands.

“I am pleased to report that Hurricane Sandy and its aftermath had little impact on our operations.

“Our holiday season is shaping up well.  Based on our current bookings and orders, we expect consolidated net sales for the fourth quarter to be approximately 5% greater than net sales in the fourth quarter of 2011.”

On November 2, 2012, the Board of Directors declared a quarterly dividend of $0.025 per share payable on February 15, 2013 to shareholders of record on February 1, 2013.

Conference Call

The Company has scheduled a conference call for Thursday, November 8, 2012 at 11:00 a.m. ET. The dial-in number for the conference call is (800) 291-9234 or (617) 614-3923, passcode #56998213.  A replay of the call will also be available through November 15, 2012 and can be accessed by dialing (888) 286-8010 or (617) 801-6888, conference ID #23693174.  A live webcast of the conference call will be broadcast in the Investor Relations section of the Company’s web site, www.lifetimebrands.com. For those who cannot listen to the live broadcast, an audio replay of the call will also be available on the site.

Non-GAAP Financial Measures

This earnings release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flows of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP measures are provided because management of the Company uses these financial measures in evaluating the Company's on-going financial results and trends. Management uses this non-GAAP information as an indicator of business performance.

EBITDA is a non-GAAP measure that the Company defines as net income, adjusted to exclude undistributed equity earnings, an extraordinary item, income taxes, interest, depreciation and amortization, restructuring expenses, stock compensation expense, acquisition related expenses, intangible asset impairment and loss on early retirement of debt, as shown in the table below.   Adjusted net income and adjusted diluted income per share are non-GAAP measures that the Company defines as net income, adjusted to exclude intangible asset impairment, loss on early retirement of debt, an expense related to retirement benefit obligations, acquisition related expenses and equity earnings from an entity that discontinued the sale of products in late 2011 and include income tax adjustments to reflect a normalized annual tax rate.

Forward-Looking Statements

In this press release, the use of the words “believe,” "could," "expect," "may," "positioned," "project," "projected," "should," "will," "would" or similar expressions is intended to identify forward-looking statements that represent the Company’s current judgment about possible future events. The Company believes these judgments are reasonable, but these statements are not guarantees of any events or financial results, and actual results may differ materially due to a variety of important factors. Such factors might include, among others, the Company’s ability to comply with the requirements of its credit agreements; the availability of funding under such credit agreements; the Company’s ability to maintain adequate liquidity and financing sources and an appropriate level of debt; changes in general economic conditions which could affect customer payment practices or consumer spending; the impact of changes in general economic conditions on the Company’s customers; changes in demand for the Company’s products; shortages of and price volatility for certain commodities; significant changes in the competitive environment and the effect of competition on the Company’s markets, including on the Company’s pricing policies, financing sources and an appropriate level of debt.

Lifetime Brands, Inc.

Lifetime Brands is a leading global provider of kitchenware, tabletop and other products used in the home. The Company markets its products under such well-known kitchenware brands as Farberware®, KitchenAid®, CasaMōda®, Cuisinart®, Cuisine de France®, Guy Fieri®, Hoffritz®, Kizmos™, Misto®, Pedrini®, Roshco®, Sabatier®, Savora™ and Vasconia®; respected tabletop brands such as Mikasa®, Pfaltzgraff®, Creative Tops®, Gorham®, International® Silver, Kirk Stieff®, Sasaki®, Towle® Silversmiths, Tuttle®, Wallace®, V&A® and Royal Botanic Gardens Kew®; and home solutions brands, including Elements®, Melannco®, Kamenstein® and Design for Living™.  The Company also provides exclusive private label products to leading retailers worldwide.

The Company’s website is www.lifetimebrands.com.

Contacts:
Lifetime Brands, Inc.	Lippert/Heilshorn & Assoc.
Laurence Winoker, Chief Financial Officer	Harriet Fried, SVP
516-203-3590	212-838-3777
investor.relations@lifetimebrands.com	hfried@lhai.com

LIFETIME BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands - except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net sales	$128,050	$124,663	$332,030	$306,807

Cost of sales	83,141	80,424	211,287	195,132

Gross margin	44,909	44,239	120,743	111,675

Distribution expenses	10,536	10,352	31,943	30,598
Selling, general and administrative expenses	25,893	23,589	74,935	66,451
Intangible asset impairment	1,069	-	1,069	-

Income from operations	7,411	10,298	12,796	14,626

Interest expense	(1,271)	(1,789)	(4,644)	(5,807)
Loss on early retirement of debt	(1,015)	-	(1,363)	-

Income before income taxes and equity in earnings	5,125	8,509	6,789	8,819

Income tax provision	(1,930)	(2,089)	(2,612)	(2,609)
Equity in earnings, net of taxes	695	1,113	1,616	2,437

NET INCOME	$3,890	$7,533	$5,793	$8,647

BASIC INCOME PER COMMON SHARE	$0.31	$0.62	$0.46	$0.72

DILUTED INCOME PER COMMON SHARE	$0.30	$0.60	$0.45	$0.69

Cash dividends declared per common share	$0.025	$-	$0.10	$0.05

LIFETIME BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
 (In thousands - except share data)
(unaudited)

	September 30,	December 31,
	2012	2011
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,749	$2,972
Accounts receivable, less allowances of $3,381 at September 30, 2012 and $4,602 at December 31, 2011	91,269	77,749
Inventory	128,954	110,337
Prepaid expenses and other current assets	6,052	5,264
Deferred income taxes	3,441	2,475
TOTAL CURRENT ASSETS	231,465	198,797

PROPERTY AND EQUIPMENT, net	32,002	34,324
INVESTMENTS	36,228	34,515
INTANGIBLE ASSETS, net	44,668	46,937
OTHER ASSETS	2,904	4,172
TOTAL ASSETS	$347,267	$318,745

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Revolving Credit Facility	$37,826	$15,000
Current portion of Senior Secured Term Loan	3,500	-
Accounts payable	27,133	18,985
Accrued expenses	35,349	33,877
Income taxes payable	1,342	2,100
TOTAL CURRENT LIABILITIES	105,150	69,962

DEFERRED RENT & OTHER LONG-TERM LIABILITIES	16,207	14,598
DEFERRED INCOME TAXES	4,821	5,385
REVOLVING CREDIT FACILITY	35,838	42,625
SENIOR SECURED TERM LOAN	31,500	-
TERM LOAN	-	40,000

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, shares authorized: 100 shares of Series A and 2,000,000 shares of Series B; none issued and outstanding	-	-
Common stock, $.01 par value, shares authorized: 25,000,000; shares issued and outstanding: 12,570,899 at September 30, 2012 and 12,430,893 at December 31, 2011	126	124
Paid-in capital	139,975	137,467
Retained earnings	19,013	14,465
Accumulated other comprehensive loss	(5,363)	(5,881)
TOTAL STOCKHOLDERS’ EQUITY	153,751	146,175
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$347,267	$318,745

LIFETIME BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Nine Months Ended
	September 30,
	2012	2011
OPERATING ACTIVITIES
Net income	$5,793	$8,647
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	6,878	6,061
Amortization of debt discount	-	543
Deferred rent	(421)	(41)
Deferred income taxes	(687)	573
Stock compensation expense	2,131	2,105
Undistributed equity earnings	(1,201)	(1,971)
Loss on early retirement of debt	1,363	-
Intangible asset impairment	1,069	-
Changes in operating assets and liabilities (excluding the effects of business acquisitions)
Accounts receivable	(13,170)	(23,367)
Inventory	(18,617)	(23,223)
Prepaid expenses, other current assets and other assets	(883)	1,040
Accounts payable, accrued expenses and other liabilities	10,642	8,601
Income taxes payable	(758)	(6,094)
NET CASH USED IN OPERATING ACTIVITIES	(7,861)	(27,126)

INVESTING ACTIVITIES
Purchases of property and equipment	(3,371)	(3,366)
Net proceeds from sale of property	15	-
NET CASH USED IN INVESTING ACTIVITIES	(3,356)	(3,366)

FINANCING ACTIVITIES
Proceeds from Revolving Credit Facility, net of repayments	16,039	52,645
Proceeds from Senior Secured Term Loan	35,000	-
Repayment of Term Loan	(40,000)	-
Repurchase of 4.75% convertible senior notes	-	(24,100)
Proceeds from exercise of stock options	380	26
Excess tax benefits from exercise of stock options	-	8
Payment of capital lease obligations	-	(74)
Cash dividend paid	(935)	(604)
NET CASH PROVIDED BY FINANCING ACTIVITIES	10,484	27,901

Effect of foreign exchange on cash	(490)	-

DECREASE IN CASH AND CASH EQUIVALENTS	(1,223)	(2,591)
Cash and cash equivalents at beginning of period	2,972	3,351
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,749	$760

LIFETIME BRANDS, INC.
Supplemental Information
(In thousands)

Consolidated EBITDA for the four quarters ended
September 30, 2012
Three months ended September 30, 2012	$11,568
Three months ended June 30, 2012	5,584
Three months ended March 31, 2012	6,222
Three months ended December 31, 2011	14,342
Total for the four quarters	$37,716

Consolidated EBITDA for the four quarters ended
September 30, 2011
Three months ended September 30, 2011	$13,524
Three months ended June 30, 2011	7,512
Three months ended March 31, 2011	2,720
Three months ended December 31, 2010	17,544
Total for the four quarters	$41,300

Reconciliation of GAAP to Non-GAAP Operating Results

Consolidated EBITDA:

	Three Months Ended
	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
Net income as reported	$3,890	$559	$1,344	$5,419
Subtract out:
Undistributed equity earnings	(695)	(108)	(398)	(925)
Add back:
Income tax provision (benefit)	1,930	94	588	3,513
Interest expense	1,271	1,675	1,698	1,951
Loss on early retirement of debt	1,015	348	-	-
Intangible asset impairment	1,069	-	-	-
Depreciation and amortization	2,409	2,262	2,207	2,336
Stock compensation expense	679	754	698	690
Permitted acquisition related expenses	-	-	85	1,358
Consolidated EBITDA	$11,568	$5,584	$6,222	$14,342

LIFETIME BRANDS, INC.
Supplemental Information
(In thousands - except per share data)

Reconciliation of GAAP to Non-GAAP Operating Results (continued)

Consolidated EBITDA:

	Three Months Ended
	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
Net income as reported	$7,533	$2,063	$(949)	$13,928
Subtract out:
Undistributed equity earnings	(1,113)	(393)	(465)	(733)
Extraordinary item, net of taxes	-	-	-	(2,477)
Add back:
Income tax provision (benefit)	2,089	1,108	(588)	1,600
Interest expense	1,789	2,039	1,979	2,188
Depreciation and amortization	2,046	2,020	1,995	2,292
Stock compensation expense	682	675	748	746
Loss on early retirement of debt	498	-	-	-
Consolidated EBITDA	$13,524	$7,512	$2,720	$17,544

Adjusted Net Income and Adjusted Diluted Income Per Share:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net income as reported	$3,890	$7,533	$5,793	$8,647
Adjustments:
Intangible asset impairment, net of tax	645	-	645	-
Loss on early retirement of debt, net of tax	612	-	822	-
Retirement benefit obligation expense, net of tax	-	-	268	-
Acquisition related expenses, net of tax	-	311	85	306
Equity in earnings of World Alliance Enterprises Limited	-	(133)	-	(448)
Normalized tax provision on reported income	-	(1,115)	-	(784)
Adjusted net income	$5,147	$6,596	$7,613	$7,721
Adjusted diluted income per share	$0.40	$0.52	$0.60	$0.62